                                                                     EXHIBIT G.4

                            Acorn Investment Trust
                                227 West Monroe
                                  Suite 3000
                         Chicago, Illinois  60606-5016
                                1-800-9-ACORN-9
                               (1-800-922-6769)
                                August 17, 1998


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Ladies and Gentlemen:

     This is to advise you that Acorn Investment Trust has established two new series of shares to be known as Acorn Twenty and Acorn Foreign Forty. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated July 1, 1992, as amended from time to time, and in Article 10 of the Transfer Agency and Service Agreement dated July 1, 1992 between Acorn Investment Trust and State Street Bank and Trust Company, Acorn Investment Trust hereby requests that you act as Custodian and Transfer Agent for each new series.

     Please indicate your acceptance of this appointment as Custodian and Transfer Agent by executing three copies of this Letter Agreement, returning two copies to us and retaining one copy for your records.

                                         ACORN INVESTMENT TRUST

                                         By: /s/ Merrillyn J. Kosier
                                             Merrillyn J. Kosier
                                             Senior Vice President and Secretary

Agreed to this 17/th/ day of August, 1998.

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Ronald E. Logue
     Name:  Ronald E. Logue
     Title:  Executive Vice President